Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Announces Retirement of Executive Vice President Peter Pelham;
Names Brandi Campbell as Senior Vice President, Retail Banking

NOVATO, CA - (March 2, 2020) - Bank of Marin has announced the retirement of Peter Pelham, age 63, Executive Vice President, Retail Banking, effective April 1, 2020. Brandi Campbell, previously Bank of Marin’s First Vice President, Regional Manager, Retail Banking, will succeed Mr. Pelham as Senior Vice President, Retail Banking.

In her new role, Ms. Campbell will lead Retail Banking, overseeing 110 employees. Bank of Marin’s Retail Bank delivers consumer and business services to its customers through 22 branch locations across five counties.

“This is an exciting time for Bank of Marin as opportunities arise to advance talent from within the organization,” said Russell A. Colombo, President and Chief Executive Officer. “Peter has personified Bank of Marin’s brand for years and he will continue to work closely with Brandi to ensure a seamless transition for employees and customers alike.”

Ms. Campbell brings almost 30 years of consumer banking and customer service experience, with a focus on strategic planning, day-to-day operations, and employee and community engagement. She is committed to helping build healthier, stronger communities, with longstanding support of local food banks, Habitat for Humanity and the Humane Society. She currently serves on the Board of the North Bay Children’s Center.

Mr. Pelham’s banking career has spanned more than 40 years, the last 25 at Bank of Marin. He began as Manager of the Bank's first branch in Novato in 1994. In 2005 he was named Senior Vice President and Branch Administrator and in April 2006 he was named Executive Vice President and Branch Executive. He continued to successfully oversee the Bank’s retail branch network and in 2015, he assumed the title of Executive Vice President, Retail Banking.

The Bank also announced the promotion of David Short to Vice President, Regional Manager for the Bank’s retail offices in Napa, Sonoma, and Alameda Counties, continuing to grow the Bank’s presence in these regions. Mr. Short had previously held the position of Vice President, Regional Manager, Sonoma County.

About Bank of Marin
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay
Area, with assets of $2.7 billion, Bank of Marin has 22 retail branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services.
Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco
Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin
Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index.
For more information, go to www.bankofmarin.com.